 EXHIBIT 4.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts-Independent Registered Public Accounting Firm” and to the use of our report dated October 7, 2026 in the Amendment No. 1 to the Registration Statement (File No. 333-298512) and related Prospectus of Guggenheim Defined Portfolios, Series 2630.

/s/ Grant Thornton LLP

GRANT THORNTON LLP

Chicago, Illinois

October 7, 2026